EXHIBIT 4.2

FIRST AMENDMENT TO

SFBC INTERNATIONAL, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

The following constitutes the first amendment to the 2004 Employee Stock Purchase Plan (herein called the “Plan”) of SFBC International, Inc.

Section 4 of the Plan is amended to provide that the first offering shall be implemented during the period beginning August 9, 2004 and ending December 31, 2004.